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                                                                    Exhibit 23.1









                     Consent of Independent Auditors

The Board of Directors
Star Gas Partners, L.P.

We consent to the incorporation by reference in the registration statement No. 333-57994 on Form S-3 of Star Gas Partners, L.P. of our report dated August 11, 2000, with respect to the consolidated balance sheets of Meenan Oil Co., L.P. and Subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income and partners' deficit and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the Form 8-K of Star Gas Partners, L.P. dated August 3, 2001.

Also, with respect to the Form 8-K of Star Gas Partners, L.P. dated August 3, 2001, we acknowledge our awareness of the use therein of our report dated July 31, 2001 related to our review of the interim financial information as of and for the nine months ended March 31, 2001 and 2000. Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.




/s/ KPMG LLP
Melville, New York
May 31, 2002